Exhibit 99.1

AMGEN’S SECOND QUARTER 2003 ADJUSTED

EARNINGS PER SHARE INCREASES 29% TO 49 CENTS

—

SECOND QUARTER GAAP EARNINGS PER SHARE

INCREASES 18% TO 45 CENTS

—

Total Product Sales Increase 72%

From Recently Launched and Acquired Products

—

2003 Product Sales Guidance Raised $400 Million

to a Range of $7.5 – $8.0 Billion

—

2003 Adjusted Earnings Per Share Guidance Raised 5 Cents From

a Range of $1.80 – $1.90 to a Range of $1.85 – $1.95

THOUSAND OAKS, Calif., July 22—Amgen (Nasdaq:AMGN) today announced that adjusted earnings per share for the second quarter of 2003 was 49 cents versus 38 cents for the second quarter of 2002, an increase of 29%. Adjusted net income was $653 million in the second quarter of 2003 versus $412 million in the second quarter of 2002, a 58% increase.

Amgen now expects adjusted earnings per share to range between $1.85 – $1.95 for the full year of 2003, versus the previous estimate of $1.80 – $1.90.

Adjusted earnings per share and adjusted net income for the three months ended June 30, 2003 exclude certain expenses related to the acquisition of Immunex, a benefit of $74 million related to the recovery of the fees and costs associated with the Company’s arbitration with Johnson & Johnson and a charitable contribution of $50 million made to the Amgen Foundation. These items are itemized on the attached reconciliation tables.

On a reported basis, calculated in accordance with US generally accepted accounting principles (GAAP), Amgen reported earnings per share of 45 cents in the second quarter of 2003 versus 38 cents, an 18% increase versus the second

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Second Quarter 2003 Adjusted Earnings Per Share Increases 29% to 49 Cents

quarter of 2002. Reported net income for the second quarter of 2003 was $607 million versus $412 million, a 47% increase versus the same period a year ago.

Total revenue increased 63% to $2.0 billion in the second quarter of 2003.

“We continue to deliver strong financial performance and for the first time in Amgen’s history have recorded quarterly revenue of $2 billion,” said Kevin Sharer, chairman and chief executive officer. “We’re pleased with our sales performance across all our products, in particular Aranesp®, which continues to gain global market share in a growing anemia market. In addition, we continued our efforts to obtain regulatory approval for use of ENBREL® in patients suffering from ankylosing spondylitis and psoriasis, and we’re preparing to submit a regulatory dossier for Cinacalcet HCl later this year. None of this would have been possible without the dedication of our employees and their commitment to patients,” Sharer said.

Product Sales Performance and Expenses

Total product sales in the quarter were $1.9 billion, an increase of 72% over the same period last year due to new and acquired products. Excluding ENBREL® (etanercept) total product sales grew 45%. US product sales were $1.7 billion, an increase of 64% versus the second quarter of last year, and accounted for 86% of total product sales. International sales were $259 million for the second quarter versus $107 million for the same quarter last year, an increase of 142%. Without the beneficial impact of foreign exchange in the second quarter, international sales would have grown 102%. Total product sales are now expected to grow to a range between $7.5 and $8.0 billion in 2003 versus previous guidance of a range between $7.1 and $7.6 billion. Total revenue is now projected to range between $8.0 and $8.5 billion versus the previous guidance of a range between $7.7 and $8.2 billion. Total revenues are increasing to a lesser degree due to lower projected royalty income as Aranesp® continues to gain market share in the US oncology market.

For the second quarter, combined worldwide sales of EPOGEN® (Epoetin alfa), Amgen’s anemia therapy for patients on dialysis, and Aranesp® (darbepoetin alfa), its latest anemia product for the treatment of anemia associated with chronic renal failure and anemia due to chemotherapy, increased 53% to $959 million from $626 million for the second quarter of 2002. This increase was primarily driven by worldwide Aranesp® sales. EPOGEN® sales were $611 million for the second quarter, an increase of 7% over the same quarter last year. The company indicated that substantially all of the growth was due to a favorable revised estimate of dialysis demand for prior quarters. This adjustment, which results from spillover, is due to the company’s contractual relationship with Johnson & Johnson. (Please refer to the Company’s 2002 Form10-K for a more detailed discussion of this relationship and a description of spillover.)

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Second Quarter 2003 Adjusted Earnings Per Share Increases 29% to 49 Cents

EPOGEN® demand in the second quarter was up slightly compared to the prior year. For the full year 2003, the company continues to believe underlying dialysis patient growth in the range of 4% to 5% will principally drive EPOGEN® sales.

Worldwide Aranesp® sales in the second quarter were $348 million versus $56 million in the second quarter of last year. The company believes worldwide Aranesp® sales were primarily driven by demand and reflect the mid-year 2002 approval for the incremental indication for chemotherapy-induced anemia in oncology in the US and growth in Europe. Second quarter US Aranesp® sales were $217 million versus $33 million last year. International Aranesp® sales were $131 million versus $23 million in the second quarter last year. The growth in international Aranesp® sales was aided by $23 million in foreign exchange benefits due to a weaker US dollar.

Due to increased Aranesp® strength in the US and Europe, the company is raising combined 2003 worldwide sales guidance of EPOGEN® and Aranesp® to a range between $3.7 and $3.9 billion versus the previous range of $3.4 to $3.6 billion.

Combined worldwide sales of Neulasta™ (pegfilgrastim) and NEUPOGEN® (Filgrastim) increased 34% to $634 million from $473 million in the second quarter last year. Worldwide Neulasta™ sales were $304 million in the second quarter of 2003, $13 million of which were international sales. US Neulasta™ sales were $291 million in the second quarter versus $110 million for the second quarter last year. Worldwide NEUPOGEN® sales were $331 million for the second quarter of 2003, a 9% decrease from the second quarter of 2002, reflecting US conversion to Neulasta™, which the company indicated has slowed. Neulasta™ is Amgen’s once-per-cycle product for decreasing the risk of chemotherapy-related infections, and NEUPOGEN® is used to decrease the incidence of infection during many types of cancer-related chemotherapy.

On a geographic basis, second quarter NEUPOGEN® sales were $233 million in the US versus $281 million in the second quarter of 2002, and $98 million outside the US versus $83 million. International NEUPOGEN® sales growth was entirely due to a weaker US dollar.

The company has increased its forecast for 2003 combined worldwide NEUPOGEN® and Neulasta™ sales and now expects sales to range between $2.4 and $2.6 billion versus the previous range of $2.3 to $2.5 billion.

ENBREL®, Amgen’s leading inflammation biologic, recorded second quarter sales of $304 million, a 58% increase over second quarter 2002 sales by Immunex Corporation of $192 million. ENBREL® sales in the second quarter were driven by new patients in both rheumatology and dermatology. Second quarter 2002 ENBREL® sales by Immunex Corporation were adversely affected by supply shortages. Amgen continues to forecast that 2003 ENBREL® sales will range between $1.2 and $1.4 billion.

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Second Quarter 2003 Adjusted Earnings Per Share Increases 29% to 49 Cents

Operating Expenses on an adjusted basis were as follows:

•	Cost of sales increased to $324 million in the second quarter of 2003 from $132 million in the second quarter of 2002 primarily due to increased sales, which include ENBREL® for the 2003 period only. Cost of sales as a percentage of sales increased from 12% in the second quarter of 2002 to 17% in the second quarter of 2003. This increase principally reflects the inclusion of ENBREL®, which has significantly higher manufacturing costs and higher royalty expense as compared with Amgen’s other products. In addition, the manufacturing costs of Amgen’s ENBREL® production facility in Rhode Island are greater than those of Amgen’s contract manufacturer.

•	In the second quarter of 2003, R&D expense was $385 million versus $234 million in the second quarter of 2002. This increase was primarily due to the inclusion of headcount in Seattle, additional R&D headcount in other locations, higher clinical trial and clinical manufacturing activity, and higher licensing and milestone fees associated with collaborations.

•	SG&A expense was $450 million in the second quarter of 2003 versus $321 million for the prior year. This increase was primarily due to support of ENBREL®, the Wyeth profit share related to ENBREL® and higher staff-related expenses to support new product launches.

For 2003, adjusted operating expenses are now expected to range between $4.6 to $4.8 billion versus the previous estimate of between $4.4 and $4.7 billion. The increased guidance is due, in part, to higher costs of sales associated with a higher sales forecast and further investment in R&D and SG&A.

In the second quarter of 2003, share repurchases were $449 million representing the repurchase of approximately 7 million shares. Capital expenditures in the second quarter were $276 million compared to $111 million for the same period a year ago. The increase was principally related to the company’s Puerto Rico manufacturing expansion, the construction of the company’s research center in Seattle, and the building of a new ENBREL® manufacturing plant in Rhode Island. The company’s cash and marketable securities were $5 billion at the end of the quarter.

Pipeline Update

Amgen reported the successful completion of three Phase 3 studies supporting the use of cinacalcet HCl for the treatment of secondary hyperparathyroidism. Cinacalcet HCl, Amgen’s first small molecule therapeutic, is an oral-acting modulator of the parathyroid gland calcium-sensing receptor that enables targeted control of hyperparathyroidism associated with end-stage kidney disease. In the three Phase 3 trials, statistically

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Second Quarter 2003 Adjusted Earnings Per Share Increases 29% to 49 Cents

significant efficacy was seen as judged by metabolic endpoints. Cinacalcet was safe and well-tolerated. Amgen expects to file cinacalcet HCl for regulatory approval with the FDA for secondary hyperparathyroidism in the second half of 2003.

As announced previously, during the second quarter Amgen submitted a supplemental Biologics License Application for the use of ENBREL® in moderate to severe plaque psoriasis. The company also presented data demonstrating the significant symptom relief of combination treatment with ENBREL® and methotrexate in patients with rheumatoid arthritis compared with ENBREL® or methotrexate alone. On June 24, a Food and Drug Administration Arthritis Advisory Committee unanimously recommended the approval of ENBREL® in patients suffering from ankylosing spondylitis, a chronic inflammatory disease of the spine.

At the American Society of Oncology in June, the company presented data on several programs including:

•	Interim phase 2 data demonstrating single agent antitumor activity with ABX-EGF, a fully human monoclonal antibody, in patients with advanced colorectal cancer,

•	Data suggesting that the risk of infection doubles with reduced NEUPOGEN® administration, and,

•	Data on Aranesp® dosed once every two weeks in the management of patients with chemotherapy-induced anemia increases hemoglobin levels, improves fatigue and reduces the need for transfusions.

In the second quarter, Amgen also announced an agreement with Tularik to collaborate on the discovery, development and commercialization of therapeutics aimed at oncology targets.

FORWARD LOOKING STATEMENTS

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended December 31, 2002, and in our periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, sales growth of recently launched products, difficulties or delays in manufacturing our products, and regulatory developments (domestic or foreign) involving current and future products and manufacturing facilities. In addition, sales of our products are affected by reimbursement policies imposed by third party payors, including governments, private insurance plans and managed care providers, and may be affected by domestic and international trends toward managed care and healthcare cost

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Second Quarter 2003 Adjusted Earnings Per Share Increases 29% to 49 Cents

containment as well as possible US legislation affecting pharmaceutical pricing and reimbursement. Government regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We, or others could identify side effects or manufacturing problems with our products after they are on the market. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. In addition, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. Further, some raw materials, medical devices, and component parts for our products are supplied by sole third party suppliers.

Amgen is a global biotechnology company that discovers, develops, manufactures and markets important human therapeutics based on advances in cellular and molecular biology.

CONTACT:	Amgen, Thousand Oaks
Sabrina Johnson, 805/447-9753 (Media)
Cary Rosansky, 805/447-4634 (Investors)

# # #

EDITOR’S NOTE: An electronic version of this news release may be accessed via our web site at www.amgen.com. Visit the Corporate Center and click on Amgen News. Journalists and media representatives may sign up to receive all news releases electronically at time of announcement by filling out a short form in the Amgen News section of the web site.

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Second Quarter 2003 Adjusted Earnings Per Share Increases 29% to 49 Cents

Appendix I

Amgen Inc.

Condensed Consolidated Statements of Operations and

Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Three Months Ended June 30, 2003				Three Months Ended June 30, 2002
	GAAP	Adjustments		“Adjusted”	GAAP/”Adjusted” (6)
Revenues:
Product sales	$1,916.5	$—		$1,916.5	$1,115.2
Royalty income	91.9	—		91.9	80.0
Corporate partner revenues	32.7	—		32.7	53.9

Total revenues	2,041.1	—		2,041.1	1,249.1
Operating expenses:
Cost of sales	329.1	(4.9	) (1)	324.2	131.9
Research and development	393.7	(9.1	) (1)	384.6	233.6
Selling, general and administrative	453.5	(3.7	) (1)	449.8	320.5
Amortization of intangible assets	84.0	(84.0	) (2)	—	—
Earnings of affiliates, net	(12.3)	—		(12.3)	(1.7)
Other items, net	(24.0)	74.0	(3)	—	—
		(50.0	) (4)

Total operating expenses	1,224.0	(77.7)		1,146.3	684.3
Operating income	817.1	77.7		894.8	564.8
Other income (expense):
Interest and other income, net	40.4	—		40.4	45.5
Interest expense, net	(8.8)	—		(8.8)	(12.7)

Total other income	31.6	—		31.6	32.8
Income before income taxes	848.7	77.7		926.4	597.6
Provision for income taxes	241.5	31.8	(5)	273.3	185.2

Net income	$607.2	$45.9		$653.1	$412.4

Earnings per share:
Basic	$0.47			$0.51	$0.40
Diluted (7)	$0.45			$0.49	$0.38
Shares used in calculation of earnings per share:
Basic	1,287.9			1,287.9	1,038.6
Diluted (7)	1,347.0			1,347.0	1,098.8

(1) – (7) See explanatory notes

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Second Quarter 2003 Adjusted Earnings Per Share Increases 29% to 49 Cents

Amgen Inc.

Condensed Consolidated Statements of Operations and

Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Six Months Ended June 30, 2003				Six Months Ended June 30, 2002
	GAAP	Adjustments		“Adjusted”	GAAP/“Adjusted” (6)
Revenues:
Product sales	$3,552.4	$—		$3,552.4	$2,023.8
Royalty income	183.3	—		183.3	148.4
Corporate partner revenues	66.6	—		66.6	85.4

Total revenues	3,802.3	—		3,802.3	2,257.6
Operating expenses:
Cost of sales	612.4	(9.8)	(1)	602.6	235.5
Research and development	745.0	(18.8)	(1)	726.2	437.0
Selling, general and administrative	843.6	(8.5)	(1)	835.1	566.3
Amortization of intangible assets	167.9	(167.9)	(2)	—	—
Earnings of affiliates, net	(21.9)	—		(21.9)	(3.4)
Other items, net	(24.0)	74.0	(3)	—	—
		(50.0)	(4)

Total operating expenses	2,323.0	(181.0)		2,142.0	1,235.4
Operating income	1,479.3	181.0		1,660.3	1,022.2
Other income (expense):
Interest and other income, net	73.2	—		73.2	89.2
Interest expense, net	(15.7)	—		(15.7)	(19.7)

Total other income	57.5	—		57.5	69.5
Income before income taxes	1,536.8	181.0		1,717.8	1,091.7
Provision for income taxes	436.3	70.5	(5)	506.8	338.4

Net income	$1,100.5	$110.5		$1,211.0	$753.3

Earnings per share:
Basic	$0.85			$0.94	$0.72
Diluted (7)	$0.82			$0.91	$0.70
Shares used in calculation of earnings per share:
Basic	1,289.3			1,289.3	1,041.2
Diluted (7)	1,348.5			1,348.5	1,092.4

(1) – (7) See explanatory notes

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Second Quarter 2003 Adjusted Earnings Per Share Increases 29% to 49 Cents

Amgen Inc.

Notes to Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

(1)	To exclude the incremental compensation payable to certain Immunex employees principally under the Immunex short-term retention plan. The total estimated remaining costs of such retention benefits is approximately $65 million, pre-tax, and will be incurred through the quarter ending June 30, 2004.

(2)	To exclude the ongoing, non-cash amortization of acquired intangible assets, primarily ENBREL®, related to the Immunex acquisition. The total annual non-cash charge is currently estimated to be approximately $340 million, pre-tax.

(3)	To exclude a benefit for the recovery of costs and expenses associated with a legal award related to an arbitration proceeding with Johnson & Johnson.

(4)	To exclude a cash contribution to the Amgen Foundation.

(5)	To reflect the tax effect of the above adjustments.

(6)	For the three and six months ended June 30, 2002, GAAP earnings were equal to “Adjusted” earnings.

(7)	The following tables present the computations for GAAP and “Adjusted” diluted earnings per share computed under the treasury stock and the “if-converted” methods:

	Three Months Ended June 30, 2003		Three Months Ended June 30, 2002
	GAAP	“Adjusted”	GAAP/“Adjusted”
Income (Numerator):
Net income for basic EPS	$607.2	$653.1	$412.4
Adjustment for interest expense on Convertible Notes, net of tax	5.2	5.2	5.2

Income for diluted EPS, after assumed conversion of Convertible Notes	$612.4	$658.3	$417.6

Shares (Denominator):
Weighted-average shares for basic EPS	1,287.9	1,287.9	1,038.6
Effect of Dilutive Securities	24.1	24.1	25.2
Effect of Convertible Notes, after assumed conversion of Convertible Notes	35.0	35.0	35.0

Adjusted weighted-average shares for diluted EPS	1,347.0	1,347.0	1,098.8

Diluted earnings per share	$0.45	$0.49	$0.38

	Six Months Ended June 30, 2003		Six Months Ended June 30, 2002
	GAAP	“Adjusted”	GAAP/“Adjusted”
Income (Numerator):
Net income for basic EPS	$1,100.5	$1,211.0	$753.3
Adjustment for interest expense on Convertible Notes, net of tax	10.4	10.4	6.9

Income for diluted EPS, after assumed conversion of Convertible Notes	$1,110.9	$1,221.4	$760.2

Shares (Denominator):
Weighted-average shares for basic EPS	1,289.3	1,289.3	1,041.2
Effect of Dilutive Securities	24.2	24.2	27.6
Effect of Convertible Notes, after assumed conversion of Convertible Notes	35.0	35.0	23.6

Adjusted weighted-average shares for diluted EPS	1,348.5	1,348.5	1,092.4

Diluted earnings per share	$0.82	$0.91	$0.70

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Second Quarter 2003 Adjusted Earnings Per Share Increases 29% to 49 Cents

Appendix II

Amgen Inc.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	June 30, 2003	December 31, 2002
Assets
Current assets:
Cash and marketable securities	$4,985.4	$4,663.9
Trade receivables, net	960.7	752.4
Inventories	638.7	544.9
Other current assets	384.5	442.3

Total current assets	6,969.3	6,403.5
Property, plant, and equipment, net	3,152.7	2,813.5
Intangible assets, net	4,628.8	4,801.9
Goodwill	9,871.8	9,871.1
Other assets	758.9	566.3

Total assets	$25,381.5	$24,456.3

Liabilities and Stockholders’ Equity
Current liabilities	$1,687.3	$1,529.2
Deferred tax liabilities	1,685.8	1,593.4
Long-term debt	3,063.7	3,047.7
Stockholders’ equity	18,944.7	18,286.0

Total liabilities and stockholders’ equity	$25,381.5	$24,456.3

Shares outstanding	1,288.7	1,289.1

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Second Quarter 2003 Adjusted Earnings Per Share Increases 29% to 49 Cents

Appendix III

Amgen Inc.

Product Sales Detail by Product and Geographic Region

(In millions)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
EPOGEN®—U.S.	$611.1	$570.3	$1,158.2	$1,082.5
Aranesp®—U.S.	216.6	33.0	374.5	57.5
Aranesp®—International	131.1	22.7	228.0	37.4
NEUPOGEN®—U.S.	233.3	280.5	427.3	561.2
NEUPOGEN®—International	97.5	82.9	187.5	157.2
Neulasta™—U.S.	291.0	109.8	543.4	109.8
Neulasta™—International	12.5	—	18.0	—
ENBREL®—U.S.	293.7	—	558.2	—
ENBREL®—International	10.3	—	19.8	—
Other product sales	19.4	16.0	37.5	18.2

Total product sales	$1,916.5	$1,115.2	$3,552.4	$2,023.8

U.S.	$1,657.3	$1,008.3	$3,084.8	$1,827.4
International	259.2	106.9	467.6	196.4

	$1,916.5	$1,115.2	$3,552.4	$2,023.8

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Second Quarter 2003 Adjusted Earnings Per Share Increases 29% to 49 Cents

Appendix IV

Amgen Inc.

Reconciliation of “Adjusted” Earnings Guidance to GAAP Earnings Guidance

for the Year Ended December 31, 2003

2003
“Adjusted” earnings per share guidance	$1.85 – $ 1.95

Known adjustments to arrive at GAAP earnings:
Amortization of acquired intangible assets	(0.16)
Merger related retention expenses	(0.03)
Amgen Foundation contribution	(0.02)
J&J arbitration recovery	0.03

GAAP earnings per share guidance	$1.67 – $1.77

“Adjusted” operating expense guidance	$4.6 to $4.8 Billion

Impact of known adjustments to arrive at GAAP operating expenses:
Amortization of acquired intangible assets	340 million
Merger related retention expenses	70 million
Amgen Foundation contribution	50 million
J&J arbitration recovery	(74 million )

GAAP operating expense guidance	$5.0 to $5.2 Billion